Exhibit 10.2

March 17, 2004

Via Hand Delivery
Mr. Andrew Szescila
6307 Prague Street
Houston, TX 77007

Dear Andy:

The purpose of this letter (the “Agreement”) is to set forth certain agreements and understandings regarding, among other things:

•	Your agreement to certain obligations of cooperation, confidentiality, and non-competition; and

•	Your agreement to provide consulting services and the Company’s agreement to compensate you for those services.

When you and I have signed this letter, it will constitute a complete agreement on all of these issues.

1.	AGREEMENTS:

A.	Cooperation and Assistance. You agree, acknowledge, and certify that:

(a)	you are aware that the Company is currently under investigation by the Securities and Exchange Commission and the Department of Justice;

(b)	you have (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secreting of any information, in any form, including but not limited to documents and emails, (“documentation”) that might be relevant to the investigation referenced in 1 A (a) above; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of such investigation that have been posed to you by employees or representatives of the Company;

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Exhibit 10.2

(c)	for a period of two years after the date of the termination of your employment (the “Effective Date”), you will cooperate fully upon reasonable request with the Company and its affiliates, past or present, in connection with any internal investigation initiated by the Company, its affiliates, and any successors in interest, as well as with any external investigation initiated by the government or agency or instrumentality thereof;

(d)	for a period of two years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor thereof, you will provide all documentation and information related to any internal or external investigation of the Company and its affiliates; and

(e)	two years after the Effective Date, you will cooperate with the Company and its affiliates as described herein at your option, upon payment of all reasonable expenses reasonably incurred, with such agreement to cooperate not to be unreasonably withheld.

B.	Agreement Not to Compete in Order to Protect Confidential Information. You already possess, and the Company agrees and promises that it will provide you with additional, sensitive and Confidential Information (as hereinafter defined) and trade secrets, all of which will be necessary for the performance of your duties as a Consultant to the Company as provided herein. Accordingly, as a promise ancillary to and in consideration for the Company’s promise to provide you with sensitive and Confidential Information and trade secrets, you agree that for a period of six months, commencing with the Effective Date, you will not directly or indirectly serve as an employee, director, consultant, or otherwise provide services, advice or assistance to any person, association, or entity that is a Competitor of the Company, whether in operations, research, marketing, engineering, process, finance or administration. For the purposes of this Agreement, the term “Competitor of the Company” shall be construed broadly to include without limitation any individual, entity, or enterprise that employs engineers, geoscientists and field service personnel who apply knowledge and technology to find, develop and produce oil and gas, as well as those enterprises that provide products or services for the drilling, formation evaluation, completion, or production of hydrocarbons. You agree that this restriction in your ability to represent a Competitor of the Company is necessary to protect the Confidential Information the Company has already provided to you and promises hereunder to provide to you in the future.

Because your agreement to refrain from competition for a period of six months after the Effective Date is ancillary to the Company’s promise to provide you with Confidential Information, that agreement will survive even if you cease to provide consulting services at any time during that six-month period. Should the

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Exhibit 10.2

Company offer to extend this consulting services agreement for an additional six-month period under the provisions of Section 2 of this Agreement, and should you agree to such extension, the terms contained in Section 1B of this Agreement will automatically be renewed through the extended period of the Consulting Services agreement and for the additional six-month period that follows the expiration of the extended Consulting Services agreement. Should the Consulting Services agreement not be extended beyond the initial six-month period, the terms of the agreement contained in this Section 1B will expire six months following the Effective Date.

You recognize and agree that the restrictions stated herein are reasonable in protecting the Confidential Information, proprietary information, trade secrets, and technology of the Company. Although the Company has attempted to place no more than reasonable limitations on your subsequent employment opportunities consistent with the Company’s interest in protecting its legitimate business interests, you may, at some time in the future, feel that such limitations constitute a serious impediment to your securing future employment. In such case, you agree to make a written request to the Company for waiver or reformation of rights under Section 1B of this letter before accepting employment in conflict with this Section or any other section of this letter, such request to include the name and address of the proposed employer and the location, position, and duties of proposed employment. A waiver or reformation, unqualified or upon stated conditions, may be granted by Company in its discretion.

C.	No Solicitation. During the period commencing with your Effective Date and ending six months from such date unless extended as set forth below, you shall not, directly or indirectly,

(a)	interfere with the relationship of the Company or any Affiliate with, or endeavor to entice away from the Company or any Affiliate, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates;

(b)	establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business is or will compete with the Company or any of its Affiliates; or

(c)	employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.

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Exhibit 10.2

Should the Company offer to extend the Consulting Services agreement for an additional six-month period under the provisions of Section 2 of this letter, and should you agree to such extension, the terms contained in this Section 1C will automatically be renewed for an additional 24-month period. Should the Consulting Services agreement not be extended beyond the initial six-month period, the terms contained in this Section 1B will expire six months following the Effective Date.

D.	Confidential Information. “Confidential Information” means sensitive or proprietary information that has been disclosed to you, or is known by you, through your employment or as a consequence of your employment with the Company, which is not generally known as common existing public knowledge in the relevant trade or industry. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; information concerning past, current, and prospective customers, investors, and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data, and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing a merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

You acknowledge that Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special, and unique asset used by Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company. During the course of your employment with the Company, you had access to and received Confidential Information. You are obligated to keep confidential all such Confidential Information for a period of not less than 12 months following the Effective Date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the definition of Confidential Information shall not include that sub-set of confidential information denoted as “trade-secrets” as that term is defined by law, for which the Company reserves the protections and limitations provided at law.

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Exhibit 10.2

As an exception to this confidentiality obligation you may disclose Confidential or proprietary information and trade secrets (i) in connection with enforcing your rights under any Plan relevant to the terms of this Agreement, or if compelled by law (and in either case, you shall provide written notice to the Company prior to the disclosure), or (ii) if the Company provides written consent prior to the disclosure.

2.	CONSULTING SERVICES:

For a period of six months effective January 1, 2004, the Company agrees to retain you as a Consultant, and you hereby agree to serve as a Consultant to the Company through June 30, 2004.

As a Consultant, you agree to provide assistance and advice to the Company with respect to the Company’s worldwide operations, with which you have experience by reason of your employment by the Company. In connection with such assistance and advice you agree that, if so requested by the Chief Executive Officer, you will undertake reasonable travel upon reasonable notice at the expense of the Company in accordance with the Company’s existing travel and reimbursement policies. You acknowledge and agree that in the same manner that your employment relationship prevented you from advising or otherwise working for a Competitor of the Company, by your agreement to provide assistance and advice to the Company during the period when you are serving as a Consultant in accordance with the terms of Section 2 of this letter, you are similarly restricted in your ability to advise or otherwise work for a Competitor of the Company. You agree that this restriction in your ability to represent a Competitor of the Company is necessary to protect the Confidential Information the Company has provided to you in your confidential relationship as an officer of the Company.

If the Company in its sole good-faith opinion determines that you have failed to perform any service when requested or have engaged in any activity contrary to the terms of this Agreement, no other monies or benefits otherwise payable to you under the terms of this Agreement shall be due or owed.

In return for your agreement to provide consulting services, the Company agrees to pay you consulting fees in accordance with the following schedule: $67,623.54 per month for the initial six-month period following the Effective Date. The Company reserves the right to offer an extension of this Consulting Services agreement. You have the right to accept or decline such extension if offered. Should the Company exercise this option, the fee paid to you for the additional six months of consulting services will be at the rate of $52,030.00 per month. Should you accept an offered extension, the provisions of Section 1B hereof, pertaining to your agreements, shall continue in effect during the extension period and for an additional six-month period immediately following the expiration of the extended consulting period.

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Exhibit 10.2

3.	MISCELLANEOUS:

A:	Exclusive Rights and Benefits – This Agreement will be administered by the Company’s Senior Labor Attorney, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company’s Senior Labor Attorney.

B:	Entire Agreement – This letter sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this letter, and that entire, integrated agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this letter.

C:	Exclusive Choice of Law and Arbitration Agreement – This letter constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising under the agreement set forth in this letter, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. You further agree to hold knowledge of the existence of any dispute or controversy subject to this agreement to arbitrate, completely confidential. You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules governing employment disputes. Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by you and the Company by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that you have violated any provision of Sections 1 or 2 of this letter. Moreover, should it be determined by an arbiter that any agreement or certification you have made under Section 1.A(a), (b), (c), or (d) of this Agreement is unfulfilled or inaccurate you agree that the appropriate measure of damages recoverable by the Company shall include, but not be limited to, the total of

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Exhibit 10.2

all payments made under this agreement, and such other damages as the arbitrator shall deem appropriate.

D:	Severability and Headings – The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

E:	Confidentiality of Agreement – You agree that, because the agreement set forth in this letter is a special arrangement, you will keep the terms of this letter completely confidential and will not disclose, describe or characterize those terms to anyone, including, but not limited to, current, former, or prospective employee of the Company, or any representative of the news media, except as specifically authorized by the Chairman and Chief Executive Officer of Baker Hughes Incorporated. If any current, former, or prospective employee of the Company, or member of the news media, asks about the terms and conditions of your separation and consulting arrangement with the Company, you will respond by stating that you reached a “satisfactory” arrangement with the Company. This confidentiality provision does not prevent you from sharing information about this Agreement with your spouse or your tax advisors provided that you inform them of the obligation to keep the terms confidential.

Please initial each page and sign below.

EXECUTED in Houston, Texas this 18th day of March, 2004.

BAKER HUGHES INCORPORATED

By:	/s/Michael E. Wiley

Michael E. Wiley
Chairman, President, and Chief Executive Officer

EXECUTED in Houston, Texas this 18th day of March, 2004.

By:	/s/Andrew J. Szescila

Andrew J. Szescila

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